Exhibit 10.9

Execution Version

Confidential

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

BY AND BETWEEN

METSERA, INC.,

AND

D&D PHARMATECH INC.

Dated March 15, 2024

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 LICENSE GRANTS		12

2.1	License Grants	12
2.2	Responsibility for Sublicensees, Subcontractors and Affiliates	13
2.3	No Implied Licenses	13
2.4	Exclusivity	13

ARTICLE 3 RESEARCH COLLABORATION AGREEMENT		13

3.1	Overview	13

ARTICLE 4 DEVELOPMENT, REGULATORY MATTERS, AND COMMERCIALIZATION		13

4.1	Technology Transfer	13
4.2	Development and Medical Affairs	13
4.3	Regulatory Activities	13
4.4	Commercialization	14
4.5	D&D Support	14

ARTICLE 5 MANUFACTURING		14

5.1	General Responsibilities	14
5.2	Observation by Metsera	14
5.3	Manufacturing Technology Transfer	14
5.4	D&D Manufacturing Support	14

ARTICLE 6 PAYMENTS AND ROYALTIES		15

6.1	Upfront Payment	15
6.2	Milestone Payments	15
6.3	Royalties	16
6.4	Non-Royalty Sublicense Income	17
6.5	Other Amounts Payable	18
6.6	Payment Method	18
6.7	Currency Exchange	18
6.8	Late Payments	18
6.9	Right to Offset	18
6.10	Taxes	18
6.11	Financial Audits	20

ARTICLE 7 REPRESENTATIONS, WARRANTIES, AND COVENANTS		20

7.1	Mutual Representations and Warranties of the Parties	20
7.2	Additional Representations and Warranties of D&D	21
7.3	Covenants of D&D	23
7.4	DISCLAIMER OF WARRANTIES	23
7.5	LIMITATION OF LIABILITY	24

ARTICLE 8 CONFIDENTIALITY		24

8.1	Confidential Information	24
8.2	Non-Disclosure and Non-Use Obligation	24
8.3	Exemptions	24
8.4	Permitted Disclosures	25

i

8.5	Confidential Treatment	26
8.6	Use of Name and Logo	26
8.7	Residual Knowledge	26
8.8	Publications	26

ARTICLE 9 INTELLECTUAL PROPERTY		27

9.1	Background Intellectual Property	27
9.2	Ownership	27
9.3	Joint Technology	28
9.4	Patent Prosecution and Maintenance	28
9.5	Patent Enforcement	29
9.6	Infringement of Third Party Rights	30
9.7	Patent Oppositions and Other Proceedings	30
9.8	Patent Listing	31
9.9	Patent Term Extensions	31
9.10	Summary of Activities	31

ARTICLE 10 INDEMNIFICATION		31

10.1	Indemnification by D&D	31
10.2	Indemnification by Metsera	32
10.3	Procedure	32
10.4	Insurance	33

ARTICLE 11 TERM AND TERMINATION		33

11.1	Term	33
11.2	Termination for Cause	33
11.3	Termination for Insolvency	34
11.4	Termination for Convenience	36
11.5	Termination for Failure to Develop or Commercialize. D&D will be entitled to terminate this Agreement	36
11.6	Effects of Termination	36
11.7	Alternative Remedy in Lieu of Termination	37
11.8	Rights Accruing Prior to Expiration or Termination	37
11.9	Survival	38

ARTICLE 12 MISCELLANEOUS		38

12.1	Assignment	38
12.2	Entire Agreement; Amendments	38
12.3	Force Majeure	38
12.4	Waiver and Non-Exclusion of Remedies	39
12.5	Severability	39
12.6	Notices	39
12.7	Governing Law	40
12.8	Dispute Resolution	40
12.9	Relationship of the Parties	42
12.10	Performance by Affiliates	42
12.11	Interpretation	42
12.12	Further Assurances	42
12.13	Counterparts	43

Schedules:

[***]

ii

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is dated as of March 15, 2024 (the “Effective Date”) by and between Metsera, Inc., a corporation organized under the laws of the State of Delaware having an address at 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078, USA (“Metsera”) and D&D Pharmatech Inc., a corporation organized and existing under the laws of the Republic of Korea with a place of business at 4th Floor, 24, Pangyo-ro 255beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, (13486) Rep. of Korea (“D&D”). Metsera and D&D are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Metsera is engaged in, among other things, Development, Manufacturing, and Commercialization of biopharmaceutical products; and

WHEREAS, D&D is a biopharmaceutical company with certain pharmaceutical programs.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

1.1	“AAA” has the meaning set forth in Section 12.8.2 (Arbitration).

1.2

“Affiliates” of a Person means any other Person that (directly or indirectly) is controlled by, controls, or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least 50% of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least 50% of the equity interests with the power to direct the management and policies of such entity. Notwithstanding the foregoing, Neuraly will be deemed to be an Affiliate of D&D during the Term of this Agreement.

1.3	“Agreement” has the meaning set forth in the preamble.

1.4

“Applicable Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations, guidances, and other requirements of any Regulatory Authority that may be in effect from time to time.

1.5	“Arbitration” has the meaning set forth in Section 12.8.2 (Arbitration).

1.6	“Breach Notice” has the meaning set forth in Section 11.2.3 (Cure Periods for Material Breaches).

1.7	“Business Day” means any day other than a Saturday, Sunday, or bank or other public holiday in New York, New York or Seongnam-si, Republic of Korea.

[Signature Page to License Agreement]

1.8

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement.

1.9

“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st, except that the first Calendar Year of the Term will commence on the Effective Date, and the last Calendar Year of the Term will end on the effective date of the termination or expiration of this Agreement.

1.10

“Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or any post-approval clinical trial in humans.

1.11	“CMO” has the meaning set forth in Section 5.2 (Observation by Metsera).

1.12

“Combination Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises a Licensed Compound together with one or more other therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price); (b) sold for a single invoice price in the form of a combination that contains or comprises a Licensed Compound together with any (i) delivery device or component therefor, (ii) companion diagnostic related to any Licensed Product, or (iii) product, process, service, or therapy other than the Licensed Compound (such additional therapeutically active pharmaceutical agent and each of (i) – (iii), an “Other Component”); or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.13

“Commercialization,” “Commercializing,” or “Commercialize” means, with respect to any product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such product, including seeking and maintaining any required Pricing and Reimbursement Approvals; but excluding any activities directed to Manufacturing, Development, or Medical Affairs. “Commercialized” will be construed accordingly.

1.14	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, [***].

1.15	“Competitive Product” means [***].

1.16

“Confidential Information” means (a) with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of such Party disclosing such information (the “Disclosing Party”) to the Party receiving the information (the “Receiving Party”) or its permitted recipients under this Agreement or prior to the Effective Date pursuant to the Confidentiality Agreement, and (b) the terms of this Agreement.

1.17	“Confidentiality Agreement” means [***].

1.18

“Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise, other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access or right to use (as applicable) to the other Party under Patent Rights that Cover or Know-How that is incorporated in or embodies, such product or component on the terms set forth herein.

1.19

“Cover,” “Covering” or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Patent Right, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe such Patent Right or, in the case of a patent application that has not yet issued, would infringe such claim if it were to issue without change.

1.20	“D&D” has the meaning set forth in the preamble.

1.21	“D&D Indemnified Party” has the meaning set forth in Section 10.2 (Indemnification by Metsera).

1.22

“Debarred” means, with respect to an individual or entity, that such individual or entity has been debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.

1.23	“Defaulting Party” has the meaning set forth in Section 11.2.3 (Cure Periods for Material Breaches).

1.24

“Develop” or “Development” means, with respect to any product, any and all development or regulatory activities that relate to obtaining, maintaining or expanding Regulatory Approval of such product, including any and all activities related to the research, profiling, characterization, pre-clinical development, or nonclinical studies of such product, CMC activities, clinical drug development activities conducted before or after obtaining Regulatory Approval for such product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials of such product, pharmacovigilance activities, adverse event reporting, and regulatory affairs, statistical analysis, report writing and the creation and submission of Regulatory Submissions related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Medical Affairs, Commercialization or Manufacturing. “Developing” and “Developed” will be construed accordingly.

1.25	“Development Milestone Event” has the meaning set forth in Section 6.2.1 (Development Milestones).

1.26	“Development Milestone Payment” has the meaning set forth in Section 6.2.1 (Development Milestones).

1.27	“Disclosing Party” has the meaning set forth in Section 1.16 (Confidential Information).

1.28	“Dispute” has the meaning set forth in Section 12.8.1 (Escalation).

1.29	“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.30	“Dual GLP-1/GIP Agonist” a [***].

1.31	“Effective Date” has the meaning set forth in the preamble.

1.32	“Executive Officers” has the meaning set forth in Section 12.8 (Dispute Resolution).

1.33	“Existing Product” means any [***].

1.34

“Exploit” means to make, have made, import, have imported, export, have exported, distribute, have distributed, use, have used, sell, have sold, offer for sale, or have offered for sale, including to Develop, Manufacture, Commercialize, and perform Medical Affairs activities. “Exploitation” and “Exploiting” will be construed accordingly.

1.35

“Fair Market Value” as of any date means, (i) with respect to any securities listed on a national securities exchange, the average of the last reported sales price on such securities exchange for each of the [***] immediately prior to such date; or, (ii) with respect to other assets or products, the value obtainable upon a sale in an arm’s length transaction to a Third Party under usual and normal circumstances, with neither the buyer nor the seller under any compulsion to act, as determined by the Parties in good faith; provided, however, that if the Parties cannot agree on the Fair Market Value pursuant to this clause (ii), the Fair Market Value will be determined by an independent expert selected by the Parties (or, if the Parties are unable to agree on such independent expert, an expert chosen by the independent experts selected by each Party), with the costs and expenses of such expert being shared equally by the Parties.

1.36	“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

1.37	“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.38	“Field” means the use of a peptide or compound to be administered by injection for the treatment, cure or control of any and all conditions and diseases.

1.39

“First Commercial Sale” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the first sale of a given Licensed Product under this Agreement by Metsera, its Affiliates, or its Sublicensees to an end user or prescriber for use, consumption, or resale of such Licensed Product in a country in the Territory in the applicable Field where Regulatory Approval of the Licensed Product have been obtained and where the sale results in a recordable Net Sale, including named patient or single patient sales. First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with Applicable Law pertaining to any expanded access program, any compassionate sales or use program, or any indigent program.

1.40	“Force Majeure” has the meaning set forth in Section 12.3 (Force Majeure).

1.41	“GAAP” means United States generally accepted accounting principles, which principles are currently used at the relevant time and consistently applied by the applicable Party.

1.42

“Generic Product” means, with respect to a given Licensed Product in a given country in the Territory, a product that (a) (i) contains the same active pharmaceutical ingredient as such Licensed Product and is approved in reliance, in whole or in part, on a prior Regulatory Approval of such Licensed Product, (ii) is otherwise approved under any then-existing laws and regulations in the applicable country pertaining to approval of generic products, as a “generic” version of such Licensed Product, which approval relies, in whole or in part, on a prior Regulatory Approval of such Licensed Product or (iii) is otherwise recognized by the applicable Regulatory Authority as an interchangeable product to such Licensed Product, and (b) is sold or marketed for sale in such country by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, Subcontractor, or Third Party Distributor of Metsera or any of its Affiliates, Sublicensees, or Subcontractors with respect to such Licensed Product.

1.43

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority, or other instrumentality of any nation, state, county, city, or other political subdivision.

1.44

“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.45	“Indemnified Party” has the meaning set forth in Section 10.3 (Procedure).

1.46	“Indemnifying Party” has the meaning set forth in Section 10.3 (Procedure).

1.47	“Infringement” has the meaning set forth in Section 9.5.1 (Third Party Infringement).

1.48	“Infringement Action” has the meaning set forth in Section 9.5.2(a)(i) (Metsera Rights).

1.49	“Initiating Party” has the meaning set forth in Section 9.5.2(b) (Procedures).

1.50	“Initiation” or “Initiated” means with respect to a Clinical Trial, the first dosing of a human subject in such Clinical Trial.

1.51

“Intellectual Property” means all Patent Rights, copyrights, design rights, trademarks, trade secrets, Know-How, and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.52	“Joint Collaboration Know-How” has the meaning set forth in Section 9.2.1 (Inventions).

1.53	“Joint Collaboration Patent Rights” has the meaning set forth in Section 9.2.1 (Inventions).

1.54	“Joint Technology” means Joint Collaboration Know-How and Joint Collaboration Patent Rights.

1.55

“Know-How” means any (a) commercial, technical, scientific and other information or materials, including records, improvements, modifications, techniques, assays, processes, methods, utilities, formulations, compositions of matter, articles of manufacture, materials (including chemical or biological materials), creation, discovery or finding, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any physical embodiments of any of the foregoing, but in each case of (a) and (b) excluding any Patent Rights.

1.56	“Knowledge” of [***].

1.57	“Liability” has the meaning set forth in Section 10.1 (Indemnification by D&D).

1.58

“Licensed Compounds” means [***] The Licensed Compounds existing as of the Effective Date are set forth on Schedule 1.58 (Licensed Compound); provided that any Triple-G Agonist that meets the definition of clause (a) of this Section 1.58 (Licensed Compound) will be a Licensed Compound whether or not included on Schedule 1.58.

1.59

“Licensed Know-How” means [***] The Licensed Know-How existing as of the Effective Date includes the Know-How described on Schedule 1.59 (Licensed Know-How), provided that any Know-How that meets the definition of this Section 1.59 (Licensed Know-How) will be Licensed Know-How whether or not included on Schedule 1.59 (Licensed Know-How).

1.60

“Licensed Patent Rights” means [*** ***] The Licensed Patent Rights existing as of the Effective Date are set forth on Schedule 1.60 (Licensed Patent Rights), provided that any Patent Rights that meet the definition of this Section 1.60 (Licensed Patent Rights) will be Licensed Patent Rights whether or not included on Schedule 1.60 (Licensed Patent Rights).

1.61	“Licensed Product” means [***].

1.62	“Licensed Technology” means [***].

1.63

“MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including all New Drug Applications submitted to the FDA in the United States in accordance with the FD&C Act with respect to a biologic or pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

1.64	“Major Market Country” means any of [***].

1.65

“Manufacture” means, with respect to any product (including active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filling, finishing, assembly, processing, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance, quality control and audit activities related to manufacturing, testing and release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing, but excluding any activities directed to Commercialization, Development, or Medical Affairs. “Manufacturing” and “Manufactured” will be construed accordingly.

1.66

“Medical Affairs” means, with respect to a Licensed Product, any and all activities performed by or on behalf of a Party’s or its Affiliates’ medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof) interacting with physicians or other healthcare professionals who utilize or conduct research related to a drug or biological product, including: supporting continuing medical education and other medical programs and communications; development, publication, and dissemination of publications; development and fulfillment of medical information responses; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; conducting health economic, burden of illness/disease, natural history and real world evidence studies; supporting educational fellowships and research grants, supporting external research efforts such as scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform, content development, publications, and communications; conducting appropriate activities involving opinion leaders, including communications and engagement; conducting medical science liaison activities; advisory boards (to the extent related to medical affairs or clinical guidance) and conducting advisory board meetings or other consultant programs; establishing patient registries and expanded access programs; post-approval investigator initiated trials or scientific research agreements; life cycle management activities and clinical research.

1.67	“Metsera” has the meaning set forth in the preamble.

1.68	“Metsera First Right Patent Rights” has the meaning set forth in Section 9.4.1 (Right to File and Prosecute).

1.69	“Metsera Indemnified Party” has the meaning set forth in Section 10.1 (Indemnification by D&D).

1.70	“Metsera Records” has the meaning set forth in Section 6.11.1 (Record Retention; Audits).

1.71	“Milestone Events” has the meaning set forth in Section 6.2.2 (Sales Milestones).

1.72	“Milestone Payments” has the meaning set forth in Section 6.2.2 (Sales Milestones).

1.73	“Mono GLP-1 Agonist” a [***].

1.74	“NASH” means nonalcoholic steatohepatitis.

1.75

“Net Sales” means with respect to a Licensed Product, the gross amount invoiced in a country by or on behalf of Metsera or its Affiliates or Sublicensees (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product in such country to Third Parties (including Third Party Distributors), in bona fide arms’ length transactions in the Territory, less the following deductions, in each case, pertaining specifically to such Licensed Product and actually allowed or taken by such Third Party and not otherwise received by or reimbursed to a Selling Party:

(a)	[***];

(b)	[***];

(c)	[***]

(d)	[***]; and

(e)	[***].

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding any provision to the contrary set forth in this Agreement, Net Sales will not be imputed to transfers of Licensed Product to Third Parties as bona fide samples, as donations, for Clinical Trial purposes, any expanded access program, any early access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.

Sale or transfer of Licensed Products between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party. To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Selling Party in a given country, Net Sales will be calculated based on the average price charged for such Licensed Product in such country, as applicable, during the preceding royalty period, or in the absence of such sales, based on the Fair Market Value of such non-cash consideration. For clarity, Net Sales will not include amounts or other consideration received by a Selling Party from a non-Selling Party to the extent paid in consideration of the grant of a sublicense or co-promotion or distribution right to such non-Selling Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Licensed Product.

[***.]

If neither the Licensed Product nor the Other Components are sold separately in the same indication in a given country during a particular reporting period, then Net Sales will be calculated based on the Fair Market Value of the Licensed Product and each of the Other Components included in such Combination Product when sold in such indication in such country.

1.76	“Neuraly” means Neuraly Inc, an Affiliate of D&D.

1.77	“New License Agreement” has the meaning set forth in Section 2.1.3 (Survival of Sublicenses).

1.78	“Non-Defaulting Party” has the meaning set forth in Section 11.2.3 (Cure Periods for Material Breaches).

1.79

“Non-Royalty Sublicense Income” means payments received by Metsera or its Affiliates from a Sublicensee in consideration for the grant by Metsera or its Affiliates of a sublicense under the Licensed Technology to Develop or Commercialize any Licensed Product, [***].

1.80	“Other Component(s)” has the meaning set forth in Section 1.12 (Combination Product).

1.81	“Party” and “Parties” has the meaning set forth in the preamble.

1.82

“Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patent rights granted thereon, (c) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (a) through (e) above, anywhere in the world.

1.83	“Patent Term Extension” has the meaning set forth in Section 9.9 (Patent Term Extensions).

1.84	“Payments” has the meaning set forth in Section 6.10.1 (General).

1.85	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.86

“Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a pharmaceutical or biologic product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.87

“Phase II Clinical Trial” mean a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical or biologic product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.88

“Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biologic product that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

1.89

“Pricing and Reimbursement Approval” means, in a country in which Regulatory Authorities authorize reimbursement for, or approve or determine pricing for, pharmaceutical or biologic products to be marketed and sold or reimbursed in such country, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.90	[***]

1.91

“Prosecuting Party” means, with respect to any Patent Right, the Party that is responsible for the preparation, filing, prosecution, and maintenance of such Patent Right pursuant to Section 9.4.1 (Right to File and Prosecute) or Section 9.4.2 (Step-In Right), as applicable.

1.92	“Receiving Party” has the meaning set forth in Section 1.16 (Confidential Information).

1.93

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, in each case, Pricing and Reimbursement Approval in those countries and jurisdictions where required.

1.94

“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Pricing and Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, and any corresponding national or regional regulatory authorities.

1.95

“Regulatory Exclusivity” means any exclusive marketing rights or exclusivity rights or protection conferred by any Regulatory Authority with respect to a pharmaceutical or biologic product in a particular country or other regulatory jurisdiction, but in all cases excluding Patent Rights and patent term extensions.

1.96

“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.97	“Research Collaboration Agreement” means the Research Collaboration Agreement dated May 24, 2023 by and between Metsera, Neuraly and D&D, as may be amended and/or restated from time to time.

1.98	“Residual Knowledge” has the meaning set forth in Section 8.7 (Residual Knowledge).

1.99	“Royalty Term” has the meaning set forth in Section 6.3.2 (Royalty Term).

1.100	“Sales Milestone Event” has the meaning set forth in Section 6.2.2 (Sales Milestones).

1.101	“Sales Milestone Payment” has the meaning set forth in Section 6.2.2 (Sales Milestones).

1.102	“Scheduled Compounds” means the Licensed Compounds set forth on Schedule 1.58 (Licensed Compound).

1.103	“Selling Party” has the meaning set forth in Section 1.75 (Net Sales).

1.104

“Subcontractor” means a Third Party contractor engaged by a Party to perform obligations or exercise rights of such Party under this Agreement on a fee-for-service basis (including Third Party Distributors, contract research organizations, and contract manufacturing organizations).

1.105	“Sublicensees” means any Third Party to whom Metsera or any of its Affiliates grants a sublicense of its rights hereunder to Exploit Licensed Products, excluding all Subcontractors.

1.106	“Term” has the meaning set forth in Section 11.1 (Term).

1.107

“Terminated Compound” means (a) any Licensed Compound with respect to which this Agreement is terminated or expires pursuant to Article 11 (Term and Termination), and (b) in the event of termination or expiration of this Agreement in its entirety, all Licensed Compounds.

1.108

“Terminated Country” means (a) any country in the Territory with respect to which this Agreement is terminated or expires Article 11 (Term and Termination), and (b) in the event of termination or expiration of this Agreement in its entirety, all countries in the Territory.

1.109

“Terminated Product” means (a) any Licensed Product with respect to which this Agreement is terminated or expires pursuant to Article 11 (Term and Termination), and (b) in the event of termination or expiration of this Agreement in its entirety, all Licensed Products.

1.110	“Territory” means all of the countries of the world, and their territories and possessions.

1.111	“Third Party” means any Person other than Metsera or D&D or their respective Affiliates.

1.112

“Third Party Distributor” means, with respect to a Licensed Product in a country, any Third Party that purchases its requirements for such Licensed Product in such country from Metsera or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market, and resell such Licensed Product in such country, even if such Third Party is granted ancillary rights to Develop, package, or obtain Regulatory Approval of such Licensed Product in order to distribute, market, or sell such Licensed Product in such country.

1.113	“Third Party Patent Challenge” has the meaning set forth in Section 9.7.2 (Parties’ Patent Rights).

1.114	“Triple-G Agonist” a [***].

1.115	“Upfront Payment” has the meaning set forth in Section 6.1 (Upfront Payment).

1.116

“Valid Claim” means, with respect to a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than [***] from the first office action with respect to such patent application in such country and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned.

1.117

“VAT” means, (a) within the European Union, such tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and any successor or equivalent legislation and any national legislation implementing that directive together with legislation supplemental thereto and the equivalent tax (if any) in that jurisdiction, and, (b) outside the European Union, value added tax or any form of consumption tax, as well as all other forms of taxes charged on the supply of a good or a service under Applicable Law, including sales tax and goods and services tax, but in any event excluding any U.S. sales tax.

ARTICLE 2 LICENSE GRANTS

2.1	License Grants.

2.1.1

Licensed Compounds and Licensed Products Licenses. D&D hereby grants to Metsera and its Affiliates a worldwide, royalty-bearing, exclusive (even as to D&D) license, with the right to sublicense through multiple tiers (subject to the provisions of Section 2.1.2 (Sublicensing by Metsera)), under the Licensed Technology to Exploit all Licensed Compounds and Licensed Products in the Field.

2.1.2

Sublicensing by Metsera. Metsera and its Affiliates may grant sublicenses under Section 2.1.1 (Licensed Compounds and Licensed Products License) to any Affiliates or Third Party, including to any Subcontractor engaged by or on behalf of Metsera or any of its Affiliates. Any such sublicense will be consistent with the terms of this Agreement and will include confidentiality and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. Metsera will provide D&D with prior written notice of any sublicense to be granted by Metsera or its Affiliates to any Third Party (excluding any Subcontractor) and will provide D&D with a true and complete copy of each Third Party sublicense agreement no later than [***] after the effective date thereof, except that Metsera may redact any confidential or proprietary information contained therein that is not necessary for D&D to determine compliance with this Agreement.

2.1.3

Survival of Sublicenses. Upon termination of this Agreement for any reason, upon the request of any Sublicensee, other than a Subcontractor engaged by Metsera, not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, D&D will enter into a direct license from D&D to such Sublicensee on the same terms as this Agreement with an effective date retroactive to the date of termination of this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”). Under any such New License Agreement between D&D and such former Sublicensee, such Sublicensee will be required to pay to D&D the same amounts, taking into account any difference in license scope, territory, and duration of sublicense grant, in consideration for such direct grant as D&D would have otherwise received from Metsera pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Licensed Products had this Agreement not been terminated. Under such New License Agreement, D&D will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of D&D set forth in this Agreement will be included in such New License Agreement. Each Sublicensee will be an intended Third Party beneficiary of this Section 2.1.3 (Survival of Sublicenses) with the right to enforce the same against D&D. At the request of Metsera, D&D will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 2.1.3 (Survival of Sublicenses).

2.2

Responsibility for Sublicensees, Subcontractors and Affiliates. Each Party (and such Party’s Affiliates) will remain liable under this Agreement for the performance of all its obligations or exercise of its rights under this Agreement by any licensees, Sublicensees, Subcontractors or Affiliates of such Party (and such Party’s Affiliates) and will be responsible for and liable for compliance by such Affiliates, licensees, Sublicensees and Subcontractors with the applicable provisions of this Agreement. For the avoidance of doubt, Metsera and its Sublicensees will be deemed excluded from licensees or Sublicensees of D&D for the purpose of this Section 2.2 (Responsibility for Sublicensees, Subcontractors and Affiliates).

2.3

No Implied Licenses. Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party any license or other right with respect to any Intellectual Property of such Party, whether by implication, estoppel, or otherwise.

2.4	Exclusivity. Other than in the performance of activities under this Agreement, D&D will not (and will not permit its Affiliates to) [***].

ARTICLE 3 RESEARCH COLLABORATION AGREEMENT

3.1

Overview. The Parties intend that Neuraly, on behalf of D&D, will be responsible to Metsera for certain pre-clinical Development of Licensed Compounds and Licensed Products in accordance with the Research Collaboration Agreement. Metsera will, under this Agreement, be responsible for all other Development and Commercialization of Licensed Compounds and Licensed Products.

ARTICLE 4 DEVELOPMENT, REGULATORY MATTERS, AND COMMERCIALIZATION

4.1

Technology Transfer. D&D will and will cause its Affiliates to, provide to Metsera copies of all Licensed Know-How existing as of the Effective Date no later than [***] after the Effective Date. Thereafter, D&D will provide to Metsera copies of all Licensed Know-How that is made, conceived, discovered, or otherwise generated after such initial transfer of Licensed Know-How no less frequently than once per [***] during the Term. In addition to providing copies of the Licensed Know-How in accordance with this Section 4.1 (Technology Transfer), D&D will make its and its Affiliates’ personnel reasonably available to Metsera so as to enable Metsera to practice under the Licensed Technology in connection with its Exploitation of the Licensed Compounds and Licensed Products that include such Licensed Compounds.

4.2

Development and Medical Affairs. Metsera will have sole control over, will bear all costs and expenses of, and will have sole discretion and decision-making authority with respect to, the Development of, and the performance of all Medical Affairs with respect to, the Licensed Compounds and the Licensed Products in the Field.

4.3

Regulatory Activities. Metsera will have sole control over, and will have sole discretion and decision-making authority with respect to, the preparation and submission of all Regulatory Submissions for all Licensed Products in the Field at its own cost and expense, including filing in its name or the name of its designee all INDs, MAAs and applications for obtaining, supporting, and maintaining Pricing and Reimbursement Approvals for all Licensed Products. Without limiting the generality of Section 4.5 (D&D Support), D&D and its Affiliates will assist Metsera, at Metsera’s reasonable cost and expense, in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals for all Licensed Products, including by providing to Metsera, upon Metsera’s reasonable request, all data, written reports, and other documentation Controlled by D&D or its Affiliates and related to such Licensed Product (which assistance and data generation must be in accordance with Applicable Law and requirements and standards by applicable Regulatory Authorities) as well as any necessary samples and materials.

4.4

Commercialization. Metsera will have sole control over, will bear all costs and expenses of, and will have sole discretion and decision-making authority with respect to, the Commercialization of all Licensed Products in the Field.

4.5

D&D Support. The Parties understand and agree that, in addition to the cooperation and assistance to be expressly provided under Section 4.1 (Technology Transfer), Section 4.3 (Regulatory Activities), and Section 5.4 (D&D Manufacturing Support), from time to time it may be necessary for Metsera to seek assistance and cooperation from D&D and its Affiliates, at Metsera’s reasonable cost and expense, in connection with the Exploitation of Licensed Compounds and Licensed Products. D&D will, and will cause its Affiliates, to use Commercially Reasonable Efforts to provide any such assistance and cooperation reasonably requested by Metsera, as a consultant.

ARTICLE 5 MANUFACTURING

5.1

General Responsibilities. Metsera will have sole responsibility for, and sole decision-making authority with respect to, all Manufacturing activities and associated costs and expenses for the Manufacture of the Licensed Compounds and the Licensed Products in the Field.

5.2

Observation by Metsera. D&D will and will cause its Affiliates to, provide Metsera with the opportunity, upon Metsera’s reasonable request during normal business hours, to observe the Manufacturing processes and procedures for any Licensed Compound (e.g., review assays, batch records, and release processes and procedures) for the purpose of enabling Metsera (or a Third Party contract manufacturer (“CMO”) designated by Metsera) to Manufacture such Licensed Compound and Licensed Products that incorporate such Licensed Compound pursuant to Section 5.3 (Manufacturing Technology Transfer). If D&D or its Affiliates utilizes a CMO for the Manufacture of any Licensed Compound, then D&D or its Affiliates, as applicable, will take all reasonable actions, including entering into a three party agreement with Metsera and such CMO, to enable Metsera to exercise its rights under Section 5.1 (General Responsibilities) and this Section 5.2 (Observation by Metsera).

5.3

Manufacturing Technology Transfer. In addition to the initial technology transfer set forth in Section 4.1 (Technology Transfer), upon Metsera’s request, D&D will and will cause its Affiliates to work with Metsera to transfer to Metsera, at Metsera’s reasonable cost and expense, (a) all Licensed Know-How that is necessary or useful to enable the Manufacture of the Licensed Compounds and Licensed Products, to the extent not previously transferred to Metsera under this Agreement, by providing copies or samples of relevant documentation, materials, and other embodiments of such Know-How, and by making available its and its Affiliates’ and Subcontractors’ qualified technical personnel on a reasonable basis to consult with Metsera with respect to such Know-How, and (b) any materials (as well as any intermediates and impurities of such materials) used by D&D and/or its Affiliates or Subcontractors in the Manufacture of such Licensed Compounds and Licensed Products. To facilitate such transfer, the Parties will negotiate in good faith a manufacturing technology transfer plan, and the Parties will coordinate and ensure that such transfer has been completed under the applicable technology transfer plan.

5.4

D&D Manufacturing Support. Without limiting the generality of Section 4.5 (D&D Support), the Parties understand and agree that after completion of the technology transfer contemplated by Section 5.3 (Manufacturing Technology Transfer) it may be necessary for Metsera from time to time to seek assistance and cooperation from D&D and its Affiliates in connection with the Manufacture of Licensed Compounds and Licensed Products, including with respect to scale-up activities. D&D will, and will cause its Affiliates, to use Commercially Reasonable Efforts to provide any such assistance and cooperation reasonably requested by Metsera, as a consultant.

ARTICLE 6 PAYMENTS AND ROYALTIES

6.1

Upfront Payment. In consideration of the licenses granted to Metsera hereunder, Metsera will pay to D&D a one-time, non-refundable upfront payment of $50,000 (the “Upfront Payment”) no later than [***] after receipt of an invoice from D&D for such amount, which invoice will be issued promptly after the Effective Date.

6.2	Milestone Payments.

6.2.1

Development Milestones. Metsera will make one-time milestone payments (each, a “Development Milestone Payment”) to D&D upon the first achievement by Metsera or its Affiliates, Sublicensees or Subcontractors of each of the development milestone events (each, a “Development Milestone Event”) set forth in Table 6.2.1 below. For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once upon the first achievement of the applicable Development Milestone Event, provided that in the event the Parties proceed with Development of more than one Licensed Product, a Development Milestone Payment will be payable on the first achievement of each of Development Milestone Events 3, 4 and 5 for each Licensed Product other than the first Licensed Product. No additional Development Milestone Payments will be made for any subsequent achievement of such Development Milestone Event. Metsera will notify D&D in writing of the achievement of a Development Milestone Event by Metsera or its Affiliates, Sublicensees or Subcontractors no later than [***] after Metsera becomes aware of the achievement thereof. Thereafter, D&D will provide Metsera with an invoice for the corresponding Development Milestone Payment, and Metsera will pay to D&D such Development Milestone Payment no later than [***] after its receipt of an invoice for such Development Milestone Payment. Except as between the Development Milestone Events 4 and 5 relating to Regulatory Approval of Licensed Products, each Development Milestone Event for the first Licensed Product only is intended to be successive (e.g. either in the order of Milestone Events 1, 2, 3 and 4 or Milestone Events 1, 2, 3 and 5). If any such Development Milestone Event does not occur with respect to the first Licensed Product, then such skipped milestone event will be deemed to have been achieved upon the achievement of the next successive milestone event with respect to such Licensed Product. Payment for any such skipped milestone that is owed in accordance with the provisions of this Section 6.2.1 (Development Milestones). [******].

Table 6.2.1 – Development Milestones

Development Milestone Event	For the First Licensed Product	For Each Subsequent Licensed Product
1. [***]	[***]	[***]
2. [***]	[***]	[***]
3. [***]	[***]	[***]
4. [***]	[***]	[***]
5. [***]	[***]	[***]

6.2.2

Sales Milestones. Metsera will make one-time sales milestone payments (each, a “Sales Milestone Payment” and together with the Development Milestone Payments, the “Milestone Payments”) to D&D upon the achievement by Metsera and/or its Affiliates or Sublicensees of each of the sales-based milestones events (each, a “Sales Milestone Event” and together with the Development Milestone Events, the “Milestone Events”) set forth in Table 6.2.2 below with respect to aggregate Net Sales of all Licensed Products as set forth below. Each of the Sales Milestone Payments set forth below will be payable only one time, for the first Calendar Year in which the corresponding Sales Milestone Event is achieved. Metsera will notify D&D in writing of the achievement of a Sales Milestone Event by Metsera, and/or its Affiliates or Sublicensees no later than [***] after the end of the Calendar Year in which such Sales Milestone Payment is payable pursuant to the preceding sentence. Thereafter, D&D will provide Metsera with an invoice for the corresponding Sales Milestone Payment, and Metsera will pay to D&D such Sales Milestone Payment no later than [***] after its receipt of invoice for such Sales Milestone Payment. If Metsera and/or its Affiliates or Sublicensees achieve all Sales Milestone Events, then the Sales Milestone Payments payable by Metsera under this Section 6.2.2 (Sales Milestones) will not exceed $165,000,000.

Table 6.2.2 – Sales Milestones

Sales Milestone Event	Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.3	Royalties.

6.3.1

Royalty Payments. Subject to the provisions of Section 6.3.4 (Royalty Adjustments), Metsera will pay to D&D royalties in the amount of the applicable royalty rates set forth in Table 6.3.1 below of the aggregate Net Sales resulting from the sale of all Licensed Products in the Field in the Territory during each Calendar Year of the applicable Royalty Term.

Table 6.3.1 –Royalty Rates

Aggregate Annual Net Sales Thresholds	Royalty Rate for Aggregate Annual Net Sales of all Licensed Products
[***]	[***]
[***]	[***]
[***]	[***]

6.3.2

Royalty Term. On a Licensed Product-by-Licensed Product and country-by-country basis, Metsera’s obligation to pay royalties will begin upon the First Commercial Sale of a Licensed Product in a country and will expire upon the last to expire of (a) the expiration of the last Valid Claim of a Licensed Patent Right or Joint Collaboration Patent Rights Covering such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity, if any, for such Licensed Product in such country, (c) 10 years after First Commercial Sale of such Licensed Product in such country, and (d) the First Commercial Sale of a Generic Product in such country in the Field (the “Royalty Term”). Upon expiration of the Royalty Term for a given Licensed Product in a given country (i) no further royalties will be payable in respect of sales of such Licensed Product in such country, and (ii) the licenses granted to Metsera under Section 2.1.1 (Licensed Compounds and Licensed Products License) with respect to the Exploitation of such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty free. For clarity, only a single royalty will be payable as a result of one or more Valid Claims claiming a Licensed Product during the Royalty Term.

6.3.3	Royalty Reports; Payments.

(a)

Royalty Reports. No later than [***] after the end of each Calendar Quarter during which any royalty payments or Non-Royalty Sublicense Income are owed, Metsera will submit to D&D a written report of, as applicable, (i) Net Sales of Licensed Products sold, in the currency for which such Licensed Products were sold (and, if the currency of sale was not Dollars, also in Dollars), by or on behalf of Metsera and its Affiliates and Sublicensees during such Calendar Quarter, and the royalty payments payable on such Net Sales, and (ii) any Non-Royalty Sublicense Income received, and the percentage thereof due under Section 6.4 (Non-Royalty Sublicense Income).

(b)

Royalty Payments. Royalties and Non-Royalty Sublicense Income will be payable on a Calendar Quarter basis and Metsera will make any such payments within [***] after the end of the Calendar Quarter during which the applicable Net Sales of Licensed Products occurred or Non-Royalty Sublicense Income was received.

6.3.4	Payment Adjustments.

(a)	[***]

(b)	[***]

(c)

Maximum Payment Adjustments. In no event will the [***] payable to D&D in a given [***] be reduced by more than [***] of the aggregate amount that would otherwise be payable to D&D in respect such [***] as a result of the aggregate reductions permitted pursuant to Section 6.3.4(a) [***] and Section 6.3.4(b) [***]. [***].

6.4

Non-Royalty Sublicense Income. Metsera will pay to D&D the applicable percentage set forth in Table 6.4 below of all Non-Royalty Sublicense Income received by Metsera or its Affiliates under any sublicense of its rights hereunder to Exploit Licensed Products that is entered into during the Term. To the extent that a payment under a sublicense agreement that grants rights to more than one Licensed Product, where the sublicense agreement falls within the scope of more than one tier in Table 6.4 below, and cannot be allocated to a single Licensed Product (e.g., such as an upfront payment), then such payment will be divided on a pro rata basis based on the number of Licensed Products licensed thereunder with respect to which each tier in Table 6.4 applies. Notwithstanding anything in this Agreement to the contrary, if Metsera or its Affiliates receives any Non-Royalty Sublicense Income from any Sublicensee in connection with any Milestone Event or any event that is substantially the same as such Milestone Event, and such achievement triggers a concomitant payment of the applicable Milestone Payment herein, Metsera will only owe to D&D hereunder the greater of (i) the applicable percentage of the Non-Royalty Sublicense Income received by Metsera in connection with the achievement of such Milestone Event or (ii) the applicable Milestone Payment.

Table 6.4 – Non-Royalty Sublicense Income

Licensed Product Status	Non-Royalty Sublicense Income Percentage
[***]	[***]
[***]	[***]
[***]	[***]

6.5

Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is otherwise specified in this Agreement, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] of resolution of the dispute in accordance with Section 12.8 (Dispute Resolution).

6.6

Payment Method. All payments to be made between the Parties under this Agreement will be made in Dollars and may be paid by wire transfer in immediately available funds to a bank account designated by the receiving Party.

6.7

Currency Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement will be Metsera’s then-current standard exchange rate methodology employed for the translation of foreign currency sales into Dollars in accordance with GAAP and consistently applied during the period.

6.8

Late Payments. If a Party does not receive payment of any undisputed sum due to it on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at [***].

6.9	[***].

6.10	Taxes.

6.10.1

General. Each Party will be responsible for all taxes imposed on such Party’s net income, or on net income allocated to such Party under Applicable Law. To the extent one Party pays taxes imposed on net income of the other Party, the other Party will reimburse the paying Party for any such taxes paid. The amounts payable pursuant to this Agreement (“Payments”) will not be reduced on account of any taxes unless required by Applicable Law. Metsera will deduct and withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold including from subsequent Payments.

Notwithstanding the foregoing, if D&D is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to Metsera or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Metsera of its obligation to withhold tax. In such case Metsera will apply the reduced rate of withholding, or not withhold, as the case may be, provided that Metsera is in receipt of evidence, in a form reasonably satisfactory to Metsera, of D&D’s entitlement to a reduced or no withholding rate. If, in accordance with the foregoing, Metsera withholds any amount, then it will pay to D&D the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send D&D proof of such payment within [***] following such payment. The Parties will use Commercially Reasonable Efforts to reduce any withholding required under Applicable Law. D&D will provide a complete and accurate Form W-9 and/or W-8BEN to Metsera prior to the due date of the Upfront Payment.

6.10.2	VAT.

(a)

All payments or amounts due under this Agreement, whether monetary or non-monetary are exclusive of VAT and their equivalents. Where the prevailing legislation requires the recipient to self-account for VAT (for example, but not limited to, the reverse charge mechanism), then Metsera covenants that it will correctly account for VAT in respect of the services received. D&D agrees that it will raise a tax invoice (or equivalent document) to support the charge to VAT.

(b)

For the purposes of VAT, the rights and licenses provided by D&D under this Agreement will be considered to be taxed under Art 44 of Council Directive 2006/112/EC or any equivalent provision in the country of performance if performed outside the European Union and as such will be considered to be taxed for VAT purposes in the country of the recipient.

(c)

Any supply of goods under this Agreement will be taxed in accordance with the prevailing VAT legislation. All Parties agree that they will reasonably cooperate to ensure the use of any VAT exemptions, zero-ratings, reduced-ratings, suspensions or other reliefs. In the event that the local competent tax authority determines that VAT is chargeable, D&D in the first instance will undertake all reasonable steps to refute any such assertions by the local tax authority. Only once this process is completed should D&D raise valid tax invoices for the additional VAT liability. Metsera will take all reasonable steps to recover any additional VAT liability from the same local tax authorities by submitting regular claims. D&D will provide all necessary assistance to facilitate the recovery of this tax. If the tax cannot be recovered, then Metsera will be entitled to offset this tax against any and all future payments to D&D or, where necessary, invoice D&D directly for these amounts.

(d)

Each Party will be responsible for any penalties or interest accruing due to incorrect VAT treatment of the supplies of goods or services made by that Party or any failure to correctly account for VAT on any receipt of a supply of goods or services under this Agreement except where those penalties or interest arise as a result of the actions of the other Party, in which case that Party will be liable to reimburse the value of the penalties and interest.

(e)

Each Party will be responsible for reporting its own transactions to the local tax authorities if required for VAT purposes. There will be no shared, mutual or otherwise collective VAT filings that may suggest that the Parties are anything other than separately operational entities for VAT purposes.

6.11	Financial Audits.

6.11.1

Record Retention; Audits. Metsera will keep (and will cause its Affiliates and Sublicensees to keep) complete and accurate books and records pertaining to the sale or other disposition of Licensed Products (the “Metsera Records”), in reasonable detail to permit D&D to confirm the accuracy of all payments or costs reported, for at least the preceding [***]. Upon reasonable but in any case no less than [***] advance notice by D&D to Metsera and not more than [***] and once per audited period (in each case, except for cause), Metsera and its Affiliates will permit an independent certified public accounting firm of internationally recognized standing, selected by D&D and reasonably acceptable to Metsera, to have access during normal business hours to such of the records of Metsera and its Affiliates, as may be reasonably necessary to verify the accuracy of the Metsera Records ending not more than [***] prior to the date of such request. The accounting firm will enter a confidentiality agreement reasonably acceptable to Metsera governing the use and disclosure of Metsera’s information disclosed to such firm, and such firm will disclose to D&D only whether information provided by Metsera to D&D was accurate and the specific details concerning any discrepancies, which information will be Confidential Information of Metsera.

6.11.2

Audit Disputes. Any disputes with respect to the findings of such accounting firm may be referred by either Party to the dispute resolution procedure set forth in Section 12.8 (Dispute Resolution). If either Party is found to have been underpaid any amounts payable to such Party hereunder or to have overpaid to the other Party any amounts payable hereunder, then such first Party will be entitled to recover any undisputed discrepancy, plus interest as set forth in Section 6.8 (Late Payments), no later than [***] after delivery to the Parties of the final report of such accounting firm. The fees charged by such accounting firm will be paid by D&D; provided that if the audit discloses a net underpayment of amounts owed by Metsera of more than [***] of total amounts owed by Metsera for any Calendar Year period covered by the audit, then Metsera will pay the reasonable fees and expenses charged by such accounting firm. D&D will treat all financial information disclosed by its accounting firm pursuant to this Section 6.11 (Financial Audits) as Confidential Information of Metsera for purposes of Article 8 (Confidentiality) of this Agreement, and will cause its accounting firm to do the same.

ARTICLE 7 REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1	Mutual Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as of the Effective Date that:

7.1.1

it is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations, in each case, under this Agreement;

7.1.2	the execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

7.1.3	this Agreement has been duly executed and delivered on behalf of such Party, and is valid, legally binding, and enforceable against such Party in accordance with its terms;

7.1.4	the performance of this Agreement by such Party does not create a breach or default under any other agreement to which it is a Party;

7.1.5

the execution, delivery, and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any Governmental Authority; and

7.1.6

it has obtained all necessary government authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with Governmental Authorities, under any Applicable Law currently in effect, that are or will be necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

7.2	Additional Representations and Warranties of D&D. D&D represents and warrants to Metsera as of the Effective Date that:

7.2.1	it has and will have the full right, power, and authority to grant all of the licenses and rights granted to Metsera under this Agreement;

7.2.2	Schedule 1.58 (Licensed Compound) sets forth a complete and accurate list of all Licensed Compounds as of the Effective Date;

7.2.3

(a) Schedule 1.59 (Licensed Know-How) sets forth a complete and accurate list of all Know-How existing as of the Effective Date that is owned, licensed or held by D&D or any of its Affiliates and is necessary or useful to Exploit any Licensed Compound or Licensed Product, (b) D&D owns or otherwise Controls all Know-How listed on Schedule 1.59 (Licensed Know-How); and (c) except as otherwise noted on Schedule 1.59 (Licensed Know-How), D&D exclusively owns all rights, title, and interests in and to such Know-How;

7.2.4

(a) Schedule 1.60 (Licensed Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that are owned or licensed by D&D or any of its Affiliates and is necessary or useful to Exploit any Licensed Compound or Licensed Product, (b) D&D owns or otherwise Controls all Patent Rights listed on Schedule 1.60 (Licensed Patent Rights); and (c) except as otherwise noted on Schedule 1.60 (Licensed Patent Rights), D&D exclusively owns all rights, title, and interests in and to such Patent Rights;

7.2.5

there is no pending litigation, or litigation that has been threatened in writing, that alleges, or any written communication alleging, that the Scheduled Compounds or D&D’s practice of the Licensed Technology prior to the Effective Date has infringed, misappropriated, or otherwise violated, or would infringe, misappropriate, or otherwise violate, any of the Intellectual Property of any Third Party;

7.2.6

there are no claims, judgments, or settlements against or pending, or amounts with respect thereto, owed by D&D or any of its Affiliates, with respect to the Licensed Technology or the Scheduled Compounds, and D&D has not received written notice threatening any such claims, judgments, or settlements;

7.2.7

to D&D’s Knowledge, practice by D&D or Metsera under the Licensed Technology or the Exploitation by D&D or Metsera (or their respective Affiliates or Sublicensees) of any Licensed Compound or Licensed Product, in each case, as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate any issued patent of any Third Party or, if and when issued, any claim within any published patent application of any Third Party;

7.2.8

no Third Party has challenged the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);

7.2.9	to D&D’s Knowledge, no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate the Licensed Technology;

7.2.10

all fees required to be paid by D&D in any jurisdiction in order to maintain the Licensed Patent Rights have been timely paid and the Licensed Patent Rights are valid, subsisting, and to D&D’s Knowledge, enforceable;

7.2.11

D&D has not previously assigned, transferred, conveyed, or granted any license or other rights under the Licensed Technology or the Scheduled Compounds in any way that would conflict with or limit the scope of any of the rights or licenses granted to Metsera hereunder;

7.2.12	D&D’s rights, title, and interests to all the Licensed Technology and the Scheduled Compounds are each free of any lien, encumbrance, charge, mortgage, liability, or security interest;

7.2.13

D&D has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to the Licensed Patent Rights, and all such assignments are valid and enforceable;

7.2.14	To D&D’s Knowledge, the inventorship of the Licensed Patent Rights is properly identified on each issued patent or patent application in the Licensed Patent Rights;

7.2.15

D&D and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Licensed Know-How) and such Licensed Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;

7.2.16

the Licensed Technology and the Scheduled Compounds has not been created pursuant to, and are not subject to, any funding agreement with any Governmental Authority or any Third Party, and are not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law.

7.2.17

all information disclosed to Metsera by D&D relating to the Scheduled Compounds and the Licensed Technology, and otherwise under this Agreement is, at the time of disclosure, accurate in all material respects;

7.2.18

neither D&D, nor its Affiliates, nor, to D&D’s Knowledge, any of their employees, officers, Subcontractors, or consultants who have rendered services relating to the Scheduled Compounds or the Licensed Technology: (a) has ever been Debarred or is subject to debarment or convicted of a crime for which an entity or person could be Debarred; or (b) have ever been under indictment for a crime for which a person or entity could be so Debarred; and

7.2.19

D&D has not intentionally failed to furnish Metsera with any information requested by Metsera, or intentionally concealed from Metsera any information in its possession, including information relating to the Licensed Technology or the Scheduled Compounds, in each case, that D&D reasonably believes would be material to Metsera’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

7.3	Covenants of D&D. D&D covenants to Metsera that:

7.3.1

D&D and its Affiliates will (a) maintain exclusive ownership and Control of all Licensed Technology and Licensed Compounds owned or otherwise Controlled by D&D or its Affiliates at any time during the Term and (b) not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect thereto that would conflict with, limit the scope of, or adversely affect the rights granted or to be granted to Metsera under this Agreement;

7.3.2

neither D&D nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the options, rights, and licenses granted or to be granted to Metsera hereunder;

7.3.3

D&D will, and will ensure that its Affiliates, Sublicensees, and Subcontractors, obtain written agreements from any and all Persons involved in or performing any activities by or on behalf of D&D (including Neuraly’s performance of activities under the Research Collaboration Agreement) that assign such Persons’ rights, title, and interests in and to any Licensed Technology to D&D prior to any such person performing such activities; and

7.3.4

in the performance of activities under this Agreement, D&D will not employ or use any Person who to D&D’s Knowledge: (a) has ever been Debarred or is subject to debarment or convicted of a crime for which an entity or person could be Debarred; or (b) has ever been under indictment for a crime for which a person or entity could be so Debarred.

7.4

DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, METSERA DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY THAT THE LICENSED COMPOUNDS OR LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER.

7.5

LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES RESULTING FROM BREACHES OF SECTION 2.4 (EXCLUSIVITY), ARTICLE 8 (CONFIDENTIALITY), OR CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT OR INTENTIONAL BREACH OF THIS AGREEMENT OR ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN SECTION 7.2, OR INDEMNIFIABLE CLAIMS UNDER ARTICLE 10 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8 CONFIDENTIALITY

8.1	Confidential Information. It is understood and agreed by the Parties that:

8.1.1

The terms and conditions of this Agreement and the Licensed Technology will be considered Confidential Information of both Parties and kept confidential by each of the Parties in accordance with this Article 8 (Confidentiality).

8.1.2

All royalty reports provided to D&D pursuant to Section 6.3.3(a) (Royalty Reports), the Licensed Compounds and the Licensed Products, will each be considered the Confidential Information of Metsera, with Metsera deemed to be the Disclosing Party and D&D deemed to be the Receiving Party with respect thereto.

8.2

Non-Disclosure and Non-Use Obligation. Except as otherwise expressly set forth herein, the Receiving Party will, during the Term and for a period of [***] thereafter, keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a reasonable degree of care) and will not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Sublicensees, and Subcontractors, consultants, or agents who have a need to know such Confidential Information, all of whom will be similarly bound by confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement and for whom the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 8.2 (Non-Disclosure and Non-Use Obligation), and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 8 (Confidentiality). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

8.3

Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information: (a) is already in the possession of the Receiving Party at the time of its receipt from the Disclosing Party and not through a prior disclosure by or on behalf of the Disclosing Party, as evidenced by contemporaneous written records, (b) is generally available to the public before its receipt from the Disclosing Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement, including pursuant to Section 8.8.2 (Publication Rights), (d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party, or (e) is developed independently by employees, Subcontractors, consultants or agents of the Receiving Party or any of its Affiliates without use of, reference to, or reliance upon the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records. No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

8.4

Permitted Disclosures. In addition to the exceptions contained in Section 8.2 (Non-Disclosure and Non-Use Obligation) and Section 8.3 (Exemptions), the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

8.4.1

(a) the prosecution and maintenance of Licensed Patent Rights and Joint Collaboration Patent Rights, in each case, as contemplated by this Agreement; or (b) Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product;

8.4.2

disclosure of the existence and applicable terms of this Agreement and the status and results of Exploitation of one or more Licensed Products to actual or bona fide potential, investors, acquirors, Sublicensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (a) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and (b) that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

8.4.3

to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 8.4.3, in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 8 (Confidentiality) with respect to the

Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 8.4.3;

8.4.4	to prosecute or defend litigation and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and

8.4.5

to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

If and whenever any Confidential Information is disclosed in accordance with this Section 8.4 (Permitted Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

8.5

Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.4.3 and Section 8.4.4, then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

8.6

Use of Name and Logo. Subject to Section 8.8.1 (Announcement), neither D&D nor Metsera will use the other Party’s or its Affiliates’ name or logo in any label, press release, or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.

8.7

Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, a Receiving Party will not be liable for the use of any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any officers, directors, agents, contractors, or employees of such Receiving Party after having access to such Confidential Information (“Residual Knowledge”), provided that such officer, director, agent, contractor, or employee (a) has not intentionally memorized such Residual Knowledge, (b) is not aware at the time of use that such Residual Knowledge is the Confidential Information of the Disclosing Party, and (c) has not been directed or encouraged by the Receiving Party to memorize such Residual Knowledge. Any use made by the Receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

8.8	Publications.

8.8.1

Announcements. Except as may be expressly permitted under Section 8.4 (Permitted Disclosures), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party, except for either Party’s references to the other as the licensor or licensee (as applicable) or a collaboration partner under this Agreement. For clarity, nothing in this Agreement will prevent Metsera from making any scientific publication or public announcement concerning Metsera’s Exploitation of any Licensed Product under this Agreement; provided that except as permitted under Section 8.4 (Permitted Disclosures), Metsera will not disclose any of D&D’s Confidential Information in any such publication or announcement without obtaining D&D’s prior written consent to do so. The Parties may each issue, or, by agreement of the Parties, may jointly issue, a press release announcing the signing of this Agreement after the Effective Date, substantially in form and substance agreed by the Parties. After the issuance of any such press release or any other permitted public disclosure by a Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Metsera hereby acknowledges and agrees that D&D may issue, or cause a Third Party to issue, a press release announcing the signing of this Agreement with Metsera, including the Effective Date, amount of Upfront Payment and aggregate amount of Milestone Payments, after the Effective Date.

8.8.2

Publication Rights. Metsera will have the exclusive right to publish with respect to the Licensed Compounds and the Licensed Products, without the prior consent of D&D, provided that Metsera will not include in any such publication any Confidential Information of D&D.

ARTICLE 9 INTELLECTUAL PROPERTY

9.1

Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all Intellectual Property that such Party owns or otherwise Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement.

9.2	Ownership.

9.2.1

Inventions. (a) Each Party will own all rights, title, and interests in and to (i) any and all Know-How made solely by or on behalf of such Party or its Affiliates in connection with the performance of such Party’s activities under this Agreement and (ii) any and all Patent Rights claiming any such Know-How described in clause (a)(i) of this Section 9.2.1 (Inventions), and (b) the Parties will jointly own any and all (i) Know-How made jointly by or behalf of the Parties or their Affiliates in connection with the performance of the Parties’ activities under this Agreement (“Joint Collaboration Know-How”) and (ii) Patent Rights claiming any such Know-How described in clause (b)(i) of this Section 9.2.1 (Inventions) (“Joint Collaboration Patent Rights”). All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law. For the avoidance of doubt, ownership of, and the Parties respective rights in, Intellectual Property developed under the Research Collaboration Agreement will be determined in accordance with the Section 8.2 (Ownership) of the Research Collaboration Agreement.

9.2.2

Disclosure. (a) Metsera will promptly disclose to D&D all Joint Collaboration Know-How, and (b) D&D will promptly disclose to Metsera all Joint Collaboration Know-How and Licensed Know-How developed or invented during the Term by D&D’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any persons contractually required to assign or license such Know-How to

D&D or any Affiliates of a Party, in each case ((a) and (b)), that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Know-How), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

9.3

Joint Technology. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 2.1 (License Grants), the Parties will jointly own all Joint Technology and each Party is entitled to practice the Joint Technology for all purposes on a worldwide basis and to license such Joint Technology through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. Subject to the licenses granted by each Party in Section 2.1 (License Grants), each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Technology, throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Joint Technology. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Technology and will obtain the cooperation of the individual inventors of any such Joint Technology. The Parties will set forth and update from time to time a list of the Joint Technology in Schedule 9.3 (Joint Technology), provided that any Know-How or Patent Rights that meet the definition of the Joint Technology will be Joint Technology whether or not included on Schedule 9.3 (Joint Technology).

9.4	Patent Prosecution and Maintenance.

9.4.1

Right to File and Prosecute. Metsera will have the first right (but not the obligation) to prepare, file, prosecute, and maintain all Licensed Patent Rights and Joint Collaboration Patent Rights (the “Metsera First Right Patent Rights”). Metsera will be the Prosecuting Party with respect to all Metsera First Right Patent Rights and will be responsible for and pay all future costs and expenses incurred in connection with the preparation, filing, prosecution, and maintenance of the Metsera First Right Patent Rights. Metsera will keep D&D reasonably informed as to material developments with respect to the preparation, filing, prosecution, issuance, and maintenance of the Metsera First Right Patent Rights, and will provide D&D a reasonable opportunity to review and comment on substantive communications from any patent authority in the Territory regarding the Metsera First Right Patent Rights, as well as drafts of any substantive filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Metsera will consider D&D’s comments regarding such communications and drafts in good faith but is not required to implement such comments. In addition, Metsera will provide D&D with (i) copies of all final substantive filings and responses made to any patent authority with respect to the Metsera First Right Patent Rights in a timely manner following submission thereof and (ii) notice in advance of abandoning any such Metsera First Right Patent Rights.

9.4.2

Step-In Right. If, during the Term, Metsera decides that it is no longer interested in the preparation, filing, prosecution, or maintenance of a particular Metsera First Right Patent Right, then it will promptly provide written notice to D&D of such decision. D&D may, upon written notice to Metsera, assume the preparation, filing, prosecution, and maintenance of such Patent Right at D&D’s sole cost and expense. In such event (i) D&D will be responsible for 100% of the costs and expenses of the preparation, filing, prosecution, and maintenance of such Patent Right, and D&D will thereafter be the “Prosecuting Party” with respect thereto for all purposes under this Agreement; and (ii) any such Metsera First Right Patent Right will be excluded from the Licensed Technology.

9.4.3

Cooperation and Coordination. The non-Prosecuting Party will (a) obtain and deliver to the Prosecuting Party any necessary documents for the Prosecuting Party to exercise its rights to prepare, prosecute, defend, and maintain all Patent Rights pursuant to Section 9.4.1 (Right to File and Prosecute) or Section 9.4.2 (Step-In Right), as applicable, (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the Prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such Prosecuting Party is responsible, as well as for the preparation, prosecution, defense, and maintenance of such Patent Rights.

9.5	Patent Enforcement.

9.5.1

Third Party Infringement. During the Term, the Parties will promptly inform each other in writing if either Party becomes aware of any suspected, threatened, or actual infringement by any Third Party of any Metsera First Right Patent Rights (an “Infringement”).

9.5.2	Infringement Actions.

(a)	Infringement Actions.

(i)

Metsera Rights. During the Term, Metsera will have the first right, but not the obligation, to initiate an infringement, misappropriation, or other appropriate suit (an “Infringement Action”) against any Infringement with respect to any Metsera First Right Patent Rights, at Metsera’s sole discretion and at Metsera’s sole cost and expense.

(ii)

D&D Rights. Subject to Section 9.5.2(a)(i), during the Term, if Metsera fails to initiate an Infringement Action against any Infringement within [***] after written notice of such Infringement is first provided by a Party under Section 9.5.1 (Third Party Infringement), then D&D will have the right to initiate and control an Infringement Action with respect to such Infringement by counsel of its own choice, at its own discretion and at D&D’s cost and expense and Metsera will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that if Metsera notifies D&D during such [***] period that it is electing in good faith not to institute any Infringement Action against such Infringement for strategic reasons, then D&D will not have the right to initiate and control any Infringement Action with respect to such Infringement.

(b)

Procedures. If the Party having the right to initiate an Infringement Action under this Section 9.5.2 (Infringement Actions) (the “Initiating Party”) desires to initiate such Infringement Action but may not do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such infringed Patent Right), then such Initiating Party may require that the other Party join as a named party in such action or itself initiate such Infringement Action, at the Initiating Party’s sole cost and expense. The Initiating Party will take the lead in the control and conduct of any such Infringement Action under this Section 9.5.2

(Infringement Actions) and will keep the other Party reasonably informed of any such Infringement Action, and the other Party will reasonably assist the Initiating Party in any such Infringement Action under this Section 9.5.2 (Infringement Actions) at the Initiating Party’s expense. In no event may the Initiating Party settle any such Infringement Action in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.

(c)	Recoveries. Any amount recovered in any Infringement Action under this Section 9.5.2 (Infringement Actions), including any amount recovered in any settlement of such Infringement Action, will [***].

9.6	Infringement of Third Party Rights.

9.6.1

Notice. If any Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right within the Territory, the Party first having notice of the claim or assertion will promptly notify the other Party.

9.6.2

Defense. Except as otherwise provided in Article 10 (Indemnification), Metsera will have the sole right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent Right with respect to any Licensed Product, at Metsera’s expense. D&D will reasonably cooperate with Metsera in conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

9.6.3

Settlement; Licenses. Except as otherwise provided in Article 10 (Indemnification), Metsera will not enter into any settlement of any claim described in this Section 9.6 (Infringement of Third Party Rights) that adversely affects D&D’s rights or interests without D&D’s written consent, such consent not to be unreasonably withheld, delayed, or conditioned.

9.7	Patent Oppositions and Other Proceedings.

9.7.1

Third Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, inter partes reviews, post-grant reviews, or other attack upon the validity, title, or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover a Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 9.6 (Infringement of Third Party Rights), in which case the provisions of Section 9.6 (Infringement of Third Party Rights) will govern), such Party will so notify the other Party, and the Parties will promptly confer to determine whether to bring such action, the strategy to be employed in connection with any such action, or the manner in which to settle such action. Metsera will have the sole right, but not the obligation, to bring, at its own expense and in its sole control, such action in the Territory. The Party not bringing an action under this Section 9.7.1 (Third Party Patent Rights) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action will be first allocated to reimburse the initiating Party’s expenses in such action, and any remaining amounts will be allocated between the Parties as provided in Section 9.5.2(c) (Recoveries).

9.7.2

Parties’ Patent Rights. If any Metsera First Right Patent Right becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes reviews, post-grant reviews or other attack upon the patentability, validity, title or enforceability thereof (a “Third Party Patent Challenge”) (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.5 (Patent Enforcement) in which case the provisions of such Section will govern), then Metsera will control such defense at its own expense. Metsera will permit D&D to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at D&D’s expense. If Metsera decides that it does not wish to defend against such action that it controls, then D&D will have a step-in right to assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action will be allocated between the Parties as provided in Section 9.5.2(c) (Recoveries).

9.8

Patent Listing. Metsera will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Metsera First Right Patent Right in the then-current edition of the United States Food and Drug Administration publication “Approved Drug Licensed Products with Therapeutic Equivalence Evaluations” in connection with the Regulatory Approval of any Licensed Product, or in equivalent patent listings in any other country within the Territory.

9.9

Patent Term Extensions. Metsera will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto in any country in the Territory, in each case, where applicable to a Licensed Product (hereinafter “Patent Term Extensions”), including for any Licensed Patent Right or Joint Collaboration Patent Right. All costs and expenses relating to the Patent Term Extensions will be born solely by Metsera. Upon request of Metsera and at Metsera’s cost and expense, D&D will provide support, assistance, and all necessary documents, in full, executed form if needed, to Metsera for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions.

9.10

Summary of Activities. Upon the request of either Party, the Prosecuting Party will provide to the other Party, no more frequently than on an annual basis, a written report summarizing all material activities undertaken by such Prosecuting Party in the preceding Calendar Year with respect to the preparation, filing, prosecution, maintenance, enforcement, and defense of the Metsera First Right Patent Rights in the exercise of the rights granted to such Prosecuting Party under this Article 9 (Intellectual Property). Such report will be considered the Confidential Information of the Prosecuting Party.

ARTICLE 10 INDEMNIFICATION

10.1

Indemnification by D&D. D&D will indemnify, defend, and hold harmless Metsera, its Affiliates and each of its and their respective employees, officers, directors, and agents (each, a “Metsera Indemnified Party”) from and against any and all liabilities, losses, damages, expenses (including reasonable attorneys’ fees and expenses), and costs (collectively, a “Liability”) that the Metsera Indemnified Party incurred in connection with one or more Third Party claims, investigations, demands, or suits (“Third Party Claims”) to the extent resulting from or arising out of:

10.1.1	the breach by any D&D Indemnified Party of any of its representations, warranties, or covenants under this Agreement;

10.1.2	the negligence or willful misconduct by or on the part of any D&D Indemnified Party in the performance of D&D’s or their obligations under this Agreement;

10.1.3

any claims of any nature arising out of any Exploitation of any Licensed Compound or Licensed Product by or on behalf of D&D prior to the Effective Date or after the effective date of termination of this Agreement.

Notwithstanding the foregoing, D&D will have no obligation to indemnify any Metsera Indemnified Party to the extent that any Liabilities result from or arise out of any matters for which Metsera is obligated to indemnify any D&D Indemnified Party under Section 10.2 (Indemnification by Metsera).

10.2

Indemnification by Metsera. Metsera will indemnify, defend, and hold harmless D&D, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors, and agents (each, a “D&D Indemnified Party”) from and against any and all Liabilities that the D&D Indemnified Party incurred in connection with one or more Third Party Claims resulting from or arising out of:

10.2.1	the breach by any Metsera Indemnified Party of any of its representations, warranties, or covenants under this Agreement;

10.2.2	the negligence or willful misconduct by or on the part of any Metsera Indemnified Party in the performance of Metsera’s or their obligations under this Agreement; or

10.2.3

any claims of any nature arising out of the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Metsera (other than by any D&D Indemnified Party), other than (a) claims by Third Parties relating to patent infringement arising out of the exercise of rights under the Licensed Patent Rights, (b) claims by Third Parties relating to misappropriation of trade secrets or other Intellectual Property arising out of the exercise of rights under the Licensed Know-How, or (c) claims for which D&D is required to indemnify Metsera pursuant to Section 10.1 (Indemnification by D&D).

Notwithstanding the foregoing, Metsera will have no obligation to indemnify any D&D Indemnified Party to the extent that any Liabilities result from or arise out of any matters for which D&D is obligated to indemnify any Metsera Indemnified Party under Section 10.1 (Indemnification by D&D).

10.3

Procedure. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) will be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10 (Indemnification), such Party (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party will meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnified Party will cooperate fully with the Indemnifying Party in defense of such matter. In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party will have agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses will be reimbursed as they are incurred. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, then the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Liability by reason of such settlement or judgment. The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

10.4

Insurance. Each Party will, at its own expense, procure and maintain insurance policies, including product liability insurance when applicable, adequate to cover its obligations with respect to its activities hereunder and that are consistent with normal business practices of prudent companies similarly situated, with a financially sound and reputable insurer having a rating of (i) at least “A-: VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Services, at all times during which any Licensed Compound or Licensed Product is being clinically tested in human subjects or commercially distributed or sold under this Agreement. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 10 (Indemnification). Each Party will provide the other Party with written evidence of such insurance.

ARTICLE 11 TERM AND TERMINATION

11.1

Term. The term of this Agreement will commence upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 11 (Term and Termination), will continue, on a Licensed Product-by-Licensed Product and country-by-country basis, in full force and effect until the expiration of the Royalty Term applicable to such Licensed Product and such country and will expire in its entirety upon the expiration of the last Royalty Term (the “Term”).

11.2	Termination for Cause.

11.2.1

By Metsera. If Metsera believes D&D is in material breach of this Agreement, then Metsera may deliver notice of such breach to D&D that identifies the material breach and, if applicable, the actions or conduct that Metsera considers would be an acceptable cure of such material breach. If D&D fails to cure such material breach within the applicable cure period set forth in Section 11.2.3 (Cure Periods for Material Breaches), which cure may not necessarily be the cure proposed by Metsera, then, subject to Section 11.2.4 (Disputes Regarding Material Breach), Metsera may terminate this Agreement in whole or with respect to one or more Licensed Products effective on written notice of termination to D&D.

11.2.2

By D&D. If D&D believes Metsera is in material breach of this Agreement, then D&D may deliver notice of such breach to Metsera that identifies the material breach and, if applicable, the actions or conduct that D&D considers would be an acceptable cure of such material breach. If Metsera fails to cure such material breach within the applicable cure period set forth in Section 11.2.3 (Cure Periods for Material Breaches), which cure may not necessarily be the cure proposed by D&D, then, subject to Section 11.2.4 (Disputes Regarding Material Breach), D&D may terminate this Agreement solely with respect to those Licensed Products to which such material breach relates effective on written notice of termination to Metsera.

11.2.3

Cure Periods for Material Breaches. For all material breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party (the “Defaulting Party”) will have [***] from receipt of a written notice of such material breach under Section 11.2.1 (By Metsera) or Section 11.2.2 (By D&D) (“Breach Notice”) from the other Party (the “Non-Defaulting Party”) to cure such material breach. For any material breach arising from a failure to make a payment set forth in this Agreement, the cure period will be [***] from receipt of the Breach Notice. Notwithstanding the foregoing, if such material breach (other than a material breach arising from a failure to make a payment) cannot be reasonably cured during the foregoing cure period, then the Defaulting Party may submit to the Non-Defaulting Party a reasonable cure plan to remedy such material breach that is reasonably acceptable to the Non-Defaulting Party, and upon such submission, the applicable cure period will automatically be extended for so long as the Defaulting Party continues to use Commercially Reasonable Efforts to cure such material breach in accordance with such cure plan (subject to the dispute resolution procedures set forth in Section 11.2.4 (Disputes Regarding Material Breach)).

11.2.4

Disputes Regarding Material Breach. If the Defaulting Party disputes the occurrence of a material breach, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 12.8 (Dispute Resolution). If as a result of such dispute resolution process, it is determined that the Defaulting Party committed a material breach of this Agreement, then Section 11.2.1 (By Metsera) or 11.2.2 (By D&D), as applicable and Section 11.2.3 (Cure Periods for Material Breaches) will apply with respect to such material breach. If the Parties dispute whether such material breach was so cured, then such dispute will also be determined in accordance with Section 12.8 (Dispute Resolution). This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in Section 11.2.3 (Cure Periods for Material Breaches) will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use Commercially Reasonable Efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Defaulting Party did not commit such material breach (or such material breach was cured in accordance with this Section 11.2 (Termination for Cause)), then no termination will be effective, and this Agreement will continue in full force and effect.

11.3

Termination for Insolvency. To the extent permitted by Applicable Law, each Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the Party against which the proceeding is initiated consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

11.3.1

All rights and licenses now or hereafter granted by D&D to Metsera under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by D&D, D&D agrees that Metsera, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. D&D will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all Intellectual Property licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of Intellectual Property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Licensed Technology and all information related to the Licensed Technology. If (i) a case under the U.S. Bankruptcy Code is commenced by or against D&D, (ii) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (iii) Metsera elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, then D&D (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a)

provide Metsera with all such Intellectual Property (including all embodiments thereof) held by D&D and such successors and assigns, or otherwise available to them, immediately upon Metsera’s written request. Whenever D&D or any of its successors or assigns provides to Metsera any of the Intellectual Property licensed hereunder (or any embodiment thereof) pursuant to this Section 11.3.1(a) (Termination for Insolvency), Metsera will have the right to perform D&D’s obligations hereunder with respect to such Intellectual Property, but neither such provision nor such performance by Metsera will release D&D from liability resulting from rejection of the license or the failure to perform such obligations; and

(b)

not interfere with Metsera’s rights under this Agreement, or any agreement supplemental hereto, to such Intellectual Property (including such embodiments), including any right to obtain such Intellectual Property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

11.3.2

All rights, powers, and remedies of Metsera provided in this Section 11.3 (Termination for Insolvency) are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code or the bankruptcy law of any other country with respect to D&D. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n) and the bankruptcy law of any other country:

(a)	the right of access to any Intellectual Property (and all embodiments thereof) of D&D, or any Third Party that is licensed or sublicensed to D&D under this Agreement; and

(b)	the right to contract directly with any Third Party to complete the contracted work.

In the event that bankruptcy or similar proceedings are commenced against D&D in a jurisdiction over than the United States, the provisions of this Section 11.3 (Termination for Insolvency) will apply to such proceedings mutatis mutanda, and the rights, powers, and remedies of Metsera of this Section 11.3 (Termination for Insolvency) will be protected, to the maximum extent permitted by Applicable Law.

11.4

Termination for Convenience. Metsera will be entitled to terminate this Agreement (a) in its entirety (for all Licensed Products) throughout the Territory or with respect to one or more countries in the Territory, or (b) with respect to one or more Licensed Compounds and all Licensed Products that include such Licensed Compound, in its entirety throughout the Territory or for one or more countries within the Territory, in each case ((a) and (b)), [***].

11.5

Termination for Failure to Develop or Commercialize. D&D will be entitled to terminate this Agreement in its entirety (for all Licensed Products) throughout the Territory upon [***] prior written notice to Metsera if, after the completion of all activities under the Research Collaboration Agreement, Metsera does not conduct any Development or Commercialization activities with respect to any Licensed Compounds and Licensed Products for a period of [***], and such failure to conduct Development or Commercialization activities is not due to Force Majeure, and Metsera does not commence any such activities within such [***] notice period; provided that planning activities, activities undertaken to resolve any clinical hold or supply failure and all similar activities will be considered Development or Commercialization activities.

11.6	Effects of Termination.

11.6.1	In General. Upon termination of this Agreement in whole or with respect to one or more Terminated Countries, Terminated Compounds, or Terminated Products:

(a)

Wind-Down. During the applicable termination notice period, the Parties will begin to wind-down their respective activities under this Agreement to the extent related to the Terminated Compounds and Terminated Products in the Terminated Countries. The Parties will appoint an appropriate committee to coordinate the wind-down of each Party’s efforts under this Agreement with respect to the Terminated Compounds and Terminated Products in the Terminated Countries.

(b)

Termination of Rights and Licenses. Without limiting the effect that such termination will have on any provisions of this Agreement, other than as expressly set forth herein, including those provisions that this Agreement expressly provides will survive such termination and subject to Section 2.1.3 (Survival of Sublicenses), (i) all rights and licenses granted to Metsera with respect to the Terminated Compounds and Terminated Products in the Terminated Countries will terminate, and Metsera will cease any and all Exploitation of the Terminated Compounds and Terminated Products in the Terminated Countries as soon as is reasonably practicable under Applicable Law and (ii) all rights granted to D&D with respect to the Terminated Compounds and Terminated Products in the Terminated Countries will terminate; provided that such rights and licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 11.6.1(a) (Wind-Down).

(c)

Termination of Payment Obligations. All payment obligations with respect to the Terminated Compounds and Terminated Products in the Terminated Countries hereunder will terminate, other than those that are accrued and unpaid as of the effective date of such termination. For any payment obligations that are accrued and unpaid as of the effective date of termination, an invoice must be provided no later than [***] after the effective date of termination.

(d)

Sell-Off Right. Metsera will have the right, for [***], to sell or otherwise dispose of the Terminated Compound and Terminated Products in the Terminated Countries on hand at the time of such termination or in the process of Manufacturing; provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 6 (Payments and Royalties) will apply to such Net Sales and, in the event that such sales result in the achievement of a Sales Milestone Event, the applicable Sales Milestone Payment will be payable.

(e)

Return of Confidential Information. Upon the expiration or termination of this Agreement in whole or with respect to a Terminated Compound, Terminated Product, or Terminated Country, the Receiving Party will return (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party or, as applicable, all Confidential Information of the Disclosing Party related to such Terminated Compound, Terminated Product, or Terminated Country, to the Disclosing Party that is in the Receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, copies may be retained and stored solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 8 (Confidentiality). In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law.

(f)	Use of Terminated Compounds. [***].

(g)	Restriction on Use of Joint Technology. [***]

11.7	Alternative Remedy in Lieu of Termination. [***]:

11.7.1	[***]; and

11.7.2	[***]

For the avoidance of doubt, except as set forth in this Section 11.7 (Alternate Remedy in Lieu of Termination), if Metsera exercises the alternative remedy set forth above in this Section 11.7 (Alternate Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party pursuant to this Article 11 (Term and Termination).]

11.8

Rights Accruing Prior to Expiration or Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth hereunder, any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including any payment obligation that accrued prior to the effective date of such expiration or termination.

11.9

Survival. The following provisions, as well as any other provisions which by their nature are intended to survive termination or expiration, will survive termination or expiration of this Agreement: Article 1 (Definitions); Section 2.1.3 (Survival of Sublicenses); Section 2.2 (Responsibility for Sublicensees, Subcontractors and Affiliates) (solely as to any acts or omissions occurring before the effective date of termination or expiration of this Agreement); Article 6 (Payments and Royalties) (solely with respect to amounts accrued prior to expiration or termination but not paid and the reporting associated therewith); Section 7.4 (Disclaimer of Warranties); Section 7.5 (Limitation of Liability); Article 8 (Confidentiality); Section 9.1 (Background Intellectual Property); Section 9.2 (Ownership); Section 9.3 (Joint Technology); Section 10.1 (Indemnification by D&D); Section 10.2 (Indemnification by Metsera); Section 10.3 (Procedure); Section 11.6 (Effects of Termination); Section 11.8 (Rights Accruing Prior to Expiration or Termination), this Section 11.9 (Survival), and Article 12 (Miscellaneous).

ARTICLE 12 MISCELLANEOUS

12.1

Assignment. Neither this Agreement nor any interest hereunder will be assignable by either Party without the prior written consent of the other Party, except that either Party may: (a) subject to the terms of this Agreement, assign its rights and obligations under this Agreement in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which the subject matter of this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions, provided that such sale is not primarily for the benefit of its creditors, and (b) assign its rights and obligations under this Agreement to any of its Affiliates, provided that such assignment will only be effective so long as such Affiliate remains an Affiliate of the assigning Party and the assigning Party will remain liable for all of its rights and obligations under this Agreement. An assigning Party will notify the other Party of any assignment or transfer under the provisions of this Section 12.1 (Assignment) within a reasonable time after such assignment or transfer. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.1 (Assignment) will be null, void, and of no legal effect.

12.2

Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the Parties and supersedes all previous and contemporaneous negotiations, representations, or agreements, written or oral, regarding the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the licenses granted hereunder are superseded by the terms of this Agreement. This Agreement may be amended only by an instrument in writing duly executed on behalf of the Parties. In case of inconsistencies between this Agreement and any Schedule hereof, the terms of this Agreement will prevail unless agreed to explicitly that the Schedule should prevail.

12.3

Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake Commercially Reasonable Efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then the affected Party will update such notice to the other Party on a weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

12.4

Waiver and Non-Exclusion of Remedies. The failure of either Party to require performance by the other Party of any of that other Party’s obligations under this Agreement will in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively, or cumulatively, except as expressly set forth herein.

12.5

Severability. If any provision or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, then the same will not affect any other portion of this Agreement and its validity, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such provision or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the right and obligations of the Parties in which event this Agreement may be terminated by mutual written agreement of the Parties.

12.6

Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier (with delivery tracking provided, signature required, and delivery prepaid), in each case, to the Parties at the following addresses, or on the date sent and confirmed by confirmatory return email to the email address specified below (or at such other address, or email address for a Party as will be specified by notice given in accordance with this Section 12.6 (Notices)).

If to D&D:

D&D Pharmatech Inc.

[***]

[***]

[***]

Attention: [***]

Email: [***]

With a copy to:

Attention: [***]

Email: [***]

If to Metsera:

Metsera, Inc.

[***]

[***]

[***]

Attention: [***]

Email: [***]

and

Attention: [***]

Email: [***]

With a copy to:

Attention: [***]

Email: [***]

and

[***]

12.7

Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

12.8	Dispute Resolution.

12.8.1

Escalation. Any dispute arising out of or in connection with this Agreement (each, a “Dispute”) will be settled, if possible, through good faith negotiations between the Parties. If the Parties are unable to settle such Dispute within [***] after first considering such Dispute, then such Dispute will be referred to the executive officer(s) designated by each Party (the “Executive Officers”). The Executive Officers will meet to attempt to resolve such Dispute. Such resolution, if any, of a referred issue will be final and binding on the Parties. All negotiations pursuant to this Section 12.8 (Dispute Resolution) are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers cannot resolve such Dispute within [***] after either Party requests such a meeting in writing, then the Dispute will be resolved pursuant to arbitration under Section 12.8.2 (Arbitration).

12.8.2

Arbitration. Except as otherwise expressly set forth in this Agreement, if such Executive Officers do not resolve the Dispute within [***] after receipt of such request, then, either Party may at any time after such [***] period submit such Dispute to be finally settled by arbitration administered in accordance with the procedural rules of the American Arbitration Association (the “AAA”) in effect at the time of submission, as modified by this Section 12.8.2 (Arbitration) (the “Arbitration”). The Arbitration will be governed by the Applicable Law of the State of New York. The Arbitration will be heard and determined by three arbitrators who are retired judges or attorneys with relevant experience in the pharmaceutical and biotechnology industry, each of whom will be impartial and independent and will not have worked for or on behalf of either Party for at least [***]. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within [***] following appointment of the second arbitrator, by the AAA. Such Arbitration will take place in New York, NY. The Arbitration award so given will, absent manifest error, be a final and binding determination of the Dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 7.5 (Limitation of Liability). Metsera will pay the fees, costs, and expenses for the arbitrator it chooses, D&D will pay the fees, costs, and expenses for the arbitrator it chooses, and the Parties will share payment for the third arbitrator; provided that the Parties hereby stipulate that the arbitrators may determine a prevailing Party with respect to any Dispute and that such prevailing Party will be reimbursed by the other Party for all of the prevailing Party’s fees, costs, and expenses incurred in connection with the relevant Arbitration. Except in a proceeding to enforce the results of the Arbitration or as otherwise required by Applicable Law or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both Parties. The Parties agree that a Dispute may be submitted together with a dispute arising out of or in connection with the Research Collaboration Agreement in a single Arbitration, in which case D&D and Neuraly (together with any of their Affiliates) shall be deemed to be one “Party” for the purposes of this Section 12.8.2 (Arbitration).

12.8.3

Equitable Relief. Notwithstanding anything to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information, (b) a breach of Section 2.4 (Exclusivity), Article 8 (Confidentiality), or Article 9 (Intellectual Property), in each case, may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of Section 2.4 (Exclusivity), Article 8 (Confidentiality), or Article 9 (Intellectual Property), the non-breaching Party will be entitled to equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction. In addition, and notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s obligations under this Agreement, a Party may seek equitable relief (including a temporary or permanent restraining order, specific performance or other injunctive relief) from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, without first submitting to the dispute resolution procedures set forth in this Section 12.8 (Dispute Resolution).

12.8.4

Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights or trademark relating to a Licensed Product that is the subject of this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or trademark rights were granted or arose.

12.8.5

Payment Tolling. During the pendency of any dispute resolution proceeding between the Parties under this Section 12.8 (Dispute Resolution) regarding the obligation to make any payment under this Agreement from one Party to the other Party (in whole or in part), the obligation to make such payment will be tolled until the final outcome of such dispute has been established.

12.8.6

Confidentiality. Any and all activities conducted under this Section 12.8 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 8 (Confidentiality), to the extent applicable in accordance with Applicable Law.

12.9

Relationship of the Parties. It is expressly agreed that D&D, on the one hand, and Metsera, on the other hand, will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency, including for tax purposes. Neither D&D nor Metsera will have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party will be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment will be for the account and expense of such Party. Neither Party (nor any successor, assignee, transferee, or Affiliates of a Party) will treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party, unless required by Applicable Law.

12.10

Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party will remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

12.11

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (l) references to any Articles or Sections include Sections and subsections that are part of the related Section (e.g., a Section numbered “Section 2.2” would be part of “Article 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”).

12.12

Further Assurances. Each of D&D and Metsera agrees to duly execute and deliver, or cause to be duly executed or delivered, such further instruments and do and cause to be done such further acts, including the filing of additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

12.13

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

METSERA, INC.

By:
(Signature)

Name:

Title:

D&D PHARMATECH INC.

By:
(Signature)

Name:

Title:

[Signature Page to License Agreement]

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[Signature Page to License Agreement]

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[Signature Page to License Agreement]

[***]

[Signature Page to License Agreement]

[***]

[Signature Page to License Agreement]